Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

InKine Pharmaceutical Company, Inc.:

We consent to the use of our reports dated March 8, 2005, with respect to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-4 registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 18, 2005